MainSTay DEFINEDTERM MUNICIPAL Opportunities FUND

FORM OF MANAGEMENT AGREEMENT

This Management Agreement is hereby made as of the ____ day of June, 2012 (the “Agreement”) between MainStay DefinedTerm Municipal Opportunities Fund, a Delaware statutory trust (the “Fund”) and New York Life Investment Management LLC, a Delaware limited liability company (“NYLIM” or the “Manager”).

W I T N E S S E T H:

WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Manager is engaged in rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Fund desires to retain the Manager to provide investment advisory and related administrative services to the Fund, and the Manager is willing to provide or procure such services on the terms and conditions hereinafter set forth;

NOW, THERFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

ARTICLE I. APPOINTMENT

A.      Appointment. The Fund hereby appoints NYLIM to act as Manager to the Fund for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to provide the advisory and administrative services herein described, for the compensation herein provided.

ARTICLE II. ADVISORY SERVICES

A.      Advisory Duties of Manager. Subject to the supervision of the Board of Trustees of the Fund (the “Board”), the Manager shall manage all aspects of the advisory operations of the Fund and the composition of the Fund’s portfolio, including the purchase, retention and disposition of securities therein, in accordance with the investment objectives, policies and restrictions of the Fund, in conformity with the Declaration of Trust and By-Laws (each as hereinafter defined) of the Fund; under the instructions and directions of the Board; and in accordance with the applicable provisions of the 1940 Act and the rules and regulations thereunder, the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) relating to regulated investment companies and all rules and regulations thereunder, and all other applicable federal and state laws and regulations. In connection with the services provided under this Agreement, the Manager will use its best efforts to manage the Fund so that it will qualify as a regulated investment company under Subchapter M of the Code. In managing the Fund in accordance with the requirements set out in this Section, the Manager will be entitled to receive and act upon advice of counsel for the Fund.

1.      Fund Management. The Manager will determine the securities and other instruments to be purchased, sold or entered into by the Fund and place orders with broker-dealers, foreign currency dealers, futures commission merchants or others pursuant to the Manager’s determinations and all in accordance with the policies as set out in the Fund’s Prospectus or as adopted by the Board and disclosed to the Manager. The Manager will determine what portion of the Fund’s portfolio will be invested in securities and other assets and what portion, if any, should be held uninvested in cash or cash equivalents. The Fund will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to the Manager’s investment advisory clients.

2.      Selection of Brokers. Subject to the policies established by, and any direction from, the Board, the Manager will be responsible for selecting the brokers or dealers that will execute the purchases and sales for the Fund. The Manager will place orders pursuant to its determination with or through such persons, brokers or dealers (including NYLIFE Securities Inc.) in conformity with the policy with respect to brokerage as set forth in the Fund’s Registration Statement or as the Board may direct from time to time. It is recognized that, in providing the Fund with investment supervision or the placing of orders for Fund transactions, the Manager will give primary consideration to securing the most favorable price and efficient execution. Consistent with this policy, the Manager may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Manager may be a party. It is understood that neither the Fund nor the Manager has adopted a formula for allocation of the Fund’s investment transaction business. It is also understood that it is desirable for the Fund that the Manager have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Manager or any subadvisor is authorized to place orders for the purchase and sale of securities for the Fund with such certain brokers, subject to review by the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Manager or any subadvisor in connection with its services to other clients.

Subject to the foregoing, it is understood that the Manager will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, solely by reason of its having directed a securities transaction on behalf of the Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934, and the rules and interpretations of the Securities and Exchange Commission (“SEC”) thereunder, or as otherwise permitted from time to time by the Fund’s registration statement.

On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

3.      Delegation of Investment Advisory Services. Subject to the prior approval of a majority of the members of the Board, including a majority of the Board who are not “interested persons” and, to the extent required by applicable law, by the shareholders of the Fund, the Manager may, through a subadvisory agreement or other arrangement, delegate to a subadvisor any of the duties enumerated in this Agreement, including the management of all or a portion of the assets being managed. Subject to the prior approval of a majority of the members of the Board, including a majority of the Board who are not “interested persons” and, to the extent required by applicable law, by the shareholders of the Fund, the Manager may adjust such duties, the portion of assets being managed, and the fees to be paid by the Manager; provided, that in each case the Manager will continue to oversee the services provided by such company or employees and any such delegation will not relieve the Manager of any of its obligations under this Agreement.

The Fund and Manager understand and agree that to the extent applicable, the Manager may manage the Fund in a “manager-of-managers” style with either a single or multiple subadvisors, which contemplates that the Manager will, among other things and pursuant to an order or rule issued by the SEC: (i) continually evaluate the performance of each subadvisor to the Fund, if applicable, through quantitative and qualitative analysis and consultations with such subadvisor; (ii) periodically make recommendations to the Board as to whether the contract with one or more subadvisors should be renewed, modified or terminated; and (iii) periodically report to the Board regarding the results of its evaluation and monitoring functions. The Fund recognizes that a subadvisor’s services may be terminated or modified pursuant to the “manager-of-managers” process, and that the Manager may appoint a new subadvisor for a subadvisor that is so removed.

4.      Instructions to Custodian. The Manager or any subadvisor shall provide the Fund’s custodian on each business day with information relating to the execution of all portfolio transactions pursuant to standing instructions.

5.      Valuation. The Manager will provide assistance to the Board in valuing the securities and other instruments held by the Fund, to the extent reasonably required by such valuation policies and procedures as may be adopted by the Fund.

B.      Books and Records. The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Manager. The Manager shall render to the Board such periodic and special reports as the Board may reasonably request.

C.      Advisory Services Not Exclusive. The Manager’s services to the Fund pursuant to this Agreement are not exclusive and it is understood that the Manager may render investment advice, management and services to other persons (including other investment companies) and engage in other activities, so long as its services under this Agreement are not impaired by such other activities. It is understood and agreed that officers or directors of the Manager are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, trustees or directors of any other firm, trust or corporation, including other investment companies. Whenever the Fund and one or more other accounts or investment companies advised by the Manager have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with procedures believed by the Manager to be equitable to each entity over time. Similarly, opportunities to sell securities will be allocated in a manner believed by the Manager to be equitable to each entity over time. The Fund recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Fund.

ARTICLE III. ADMINISTRATIVE SERVICES

A.      Administrative Duties of Manager. The Manager shall (i) furnish the Fund with office facilities; (ii) be responsible for the financial and accounting records required to be maintained by the Fund (excluding those being maintained by the Fund’s custodian and transfer agent except as to which the Manager has supervisory functions) and other than those being maintained by the Fund’s subadvisor, if any; and (iii) furnish the Fund with Board materials, ordinary clerical, bookkeeping and recordkeeping services at such office facilities and such other services as the parties may agree. The Manager will also monitor the Fund’s compliance with its investment and tax guidelines and other compliance policies.

1.      Instructions to Custodian. The Manager, a subadvisor or any sub-administrator shall provide the Fund’s custodian on each business day with information relating to the execution of all portfolio transactions pursuant to standing instructions.

2.      Books and Records. The Manager shall keep the Fund’s books and records required to be maintained by it. The Manager agrees that all records which it maintains for the Fund are the property of the Fund, and it will surrender promptly to the Fund any of such records upon the Fund’s request. Moreover, the Manager shall maintain all books and records with respect to the Fund’s securities transactions required by sub-paragraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act and any other books and records required to be maintained by it under the 1940 Act and the rules thereunder. The Manager shall render to the Board such periodic and special reports as the Board may reasonably request.

3.      Administrative Services Not Exclusive. The Manager’s services to the Fund pursuant to this Agreement are not exclusive and it is understood that the Manager may render administrative services to other persons and engage in other activities, so long as its services under this Agreement are not impaired by such other activities. It is understood and agreed that officers or directors of the Manager may serve as officers or Trustees of the Fund, and that officers or Trustees of the Fund may serve as officers or directors of the Manager to the extent permitted by law; and that the officers and directors of the Manager are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, trustees or directors of any other firm, trust or corporation, including other investment companies.

4.      Delegation of Administration Services. The Manager may enter into one or more contracts with a sub-administrator (“Sub-Administration Contract”) in which the Manager delegates to such sub-administrator any or all its duties specified in this Agreement, provided that the Sub-Administration Contract meets all applicable requirements of the 1940 Act and rules thereunder, as applicable. The Manager will at all times maintain responsibility for providing the administration services and will supervise any sub-administrator.

5.      Valuation. The Manager will provide assistance to the Board in valuing the securities and other instruments held by the Fund, to the extent reasonably required by such valuation policies and procedures as may be adopted by the Fund.

ARTICLE IV. EXPENSES

A.      Expenses Borne by Manager.

1.      In connection with the services rendered by the Manager under this Agreement, the Manager will bear all of the following expenses:

(i)      The salaries and expenses of all personnel of the Fund and the Manager, except the fees and expenses of Trustees who are not interested persons of the Manager or of the Fund, and the salary (or a portion thereof) of the Fund’s Chief Compliance Officer that the Board approves for payment by the Fund; and

(ii)      All expenses incurred by the Manager in connection with managing the investment operations of the Fund other than those assumed by the Fund or administrator of the Fund or other third party under a separate agreement.

2.      The Manager agrees to pay (i) all organization costs; and (ii) all offering costs of the Fund (other than sales load but including the reimbursement of underwriting expenses as described in the Fund’s registration statement) that exceed $0.04 per common share of the Fund (as described in the Fund's registration statement). The terms “organization costs” and “offering costs” shall have the meanings ascribed to them in Sections 8.17-8.25 of the AICPA Audit and Accounting Guide, Audits for Investment Companies, with Conforming Changes as of May 1, 2007.

B.       Expenses Borne by the Fund.

1.      The Fund assumes and will pay its expenses, including but not limited to those described below:

(i)      The fees of any investment adviser or expenses otherwise incurred by the Fund in connection with the management of the investment and reinvestment of the assets of the Fund;

(ii)      Brokers’ commissions and any issue or transfer taxes chargeable to the Fund in connection with its securities transactions on behalf of the Fund;

(iii)      Litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business;

(iv)      The fees and expenses of Trustees who are not interested persons of the Manager or any investment adviser, and the salary (or a portion thereof) of the Fund’s Chief Compliance Officer that the Board approves for payment by the Fund;

(v)      The fees and expenses of the Fund’s custodian which relate to: (a) the custodial function and the recordkeeping connected therewith; (b) the preparation and maintenance of the general required accounting records of the Fund not being maintained by the Manager; and (c) the pricing of the Fund’s portfolio securities, including the cost of any pricing service or services which may be retained pursuant to the authorization of the Trustees of the Fund; and (d) for both mail and wire orders, the cashiering function in connection with the issuance and redemption of the Fund’s shares;

(vi)      The fees and expenses of the Fund’s transfer and dividend disbursing agent, which may be a custodian of the Fund, which relate to the maintenance of each shareholder account;

(vii)      The charges and expenses of legal counsel (including an allocable portion of the cost of maintaining an internal legal department (provided pursuant to a separate legal services agreement) and compliance department) and independent accountants for the Fund;

(viii)      All taxes and business fees payable by the Fund to federal, state or other governmental agencies;

(ix)      The fees of any trade association of which the Fund may be a member;

(x)      The cost of share certificates representing the Fund’s shares;

(xi)      The cost of fidelity, Trustees and officers and errors and omissions insurance;

(xii)      Allocable communications expenses with respect to investor services and all expenses of shareholders’ and Trustees meetings and of preparing, printing and mailing prospectuses, proxies and other reports to shareholders in the amount necessary for distribution to the shareholders;

(xiii)      The fees and expenses involved in registering and maintaining registrations of the Fund and of its shares with the SEC, registering the Fund with a broker or dealer and qualifying its shares under state securities laws, including the preparation and printing of the Fund’s registration statements and prospectuses for filing under federal and state securities laws for such purposes; and

(xiv)      The expenses of issue, sale, repurchase and redemption (if any) of shares in the Fund, including expenses of conducting tender or repurchase offers for purposes of repurchasing Fund shares.

ARTICLE V. COMPENSATION

A.      Compensation. For the services provided and the facilities furnished pursuant to this Agreement, the Fund will pay to the Manager as full compensation therefor a fee at the annual rate of 0.60% of the average daily value of the Fund’s Managed Assets, as such term is defined herein. For purposes of calculating the management fee, “Managed Assets” means the total assets of the Fund (including any assets attributable to money borrowed for investment purposes, including proceeds from (and assets subject to) any credit facility, any issuance of preferred shares or notes, or any reverse repurchase agreements) minus the sum of the Fund’s accrued liabilities (other than Fund liabilities incurred for the purpose of leverage).

The Manager may from time to time agree not to impose all or a portion of its fee otherwise payable under this Agreement and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Manager. Unless otherwise agreed, any fee reduction or undertaking may be discontinued or modified by the Manager at any time. For the month and year in which this Agreement becomes effective or terminates, there will be an appropriate pro ration of any fee based on the number of days that the Agreement is in effect during such month and year, respectively.

ARTICLE VI. ADDITIONAL OBLIGATIONS OF THE FUND

A.      Documents. The Fund has delivered to the Manager copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

1.      Declaration of Trust of the Fund, filed with the Secretary of the State of Delaware (such Declaration of Trust, as in effect on the date hereof and as amended from time to time, is herein called the “Declaration of Trust”);

2.      By-Laws of the Fund, as amended from time to time (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the “By-Laws”);

3.      Certified Resolutions of the Board authorizing the appointment of the Manager and approving the form of this Agreement;

4.      Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-2 (the “Registration Statement”), as filed with the SEC, relating to the Fund and the Fund’s shares and all amendments thereto;

5.      Notification of Registration of the Fund under the 1940 Act on Form N-8A as filed with the SEC and all amendments thereto; and

6.      The form of Prospectus and Statement of Additional Information of the Fund pursuant to which the Fund’s shares are offered for sale to the public (such Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time, being herein called collectively the “Prospectus”).

B.      Fund Materials. During the term of this Agreement, the Fund agrees to furnish the Manager at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or to the public, which refer to the Manager in any way, prior to use thereof and, not to use such material if the Manager reasonably objects in writing within five (5) business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Fund will continue to furnish to the Manager copies of any of the above-mentioned materials that refer in any way to the Manager. The Fund shall furnish or otherwise make available to the Manager such other information relating to the business affairs of the Fund as the Manager at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

ARTICLE VII. LIMITATION OF LIABILITY

A.      Limitation of Liability of Manager. As an inducement to the Manager undertaking to provide services to the Fund pursuant to this Agreement, the Fund agrees that the Manager will not be liable under this Agreement for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing in this Agreement will be deemed to protect or purport to protect the Manager against any liability to the Fund or its shareholders to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. The rights of exculpation provided under this Section are not to be construed so as to provide for exculpation of any person described in this Section for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that exculpation would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this to the maximum extent permitted by applicable law.

B.      Limitation of the Fund and Shareholders. It is understood and expressly stipulated that none of the Trustees, officers, agents or shareholders of the Fund shall be personally liable hereunder. All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund, as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

ARTICLE VIII. MISCELLANEOUS

A.      Manager Personnel. The Manager shall authorize and permit any of its directors, officers and employees who may be elected or appointed as Trustees or officers of the Fund to serve in the capacities in which they are elected or appointed. Services to be furnished by the Manager under this Agreement may be furnished through the medium of any of such directors, officers or employees. The Manager shall make its directors, officers and employees available to attend Fund Board meetings as may be reasonably requested by the Board from time to time. The Manager shall prepare and provide such reports on the Fund and its operations as may be reasonably requested by the Board from time to time. The Manager shall implement Board-approved proxy voting policies and procedures, and shall respond to corporate actions taken by issuers of the Fund’s portfolio holdings consistent with its fiduciary duty to the Fund.

B.      Duration and Termination. This Agreement shall continue in effect for a period of more than two (2) years from the date hereof following shareholder approval, as necessary, and thereafter only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act and the rules thereunder and any applicable SEC or SEC staff guidance or interpretation. This Agreement shall continue in effect for a period of more than one (1) year from the date hereof in circumstances when shareholder approval is not required, and thereafter only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act and the rules thereunder and any applicable SEC or SEC staff guidance or interpretation. However, this Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager at any time, without the payment of any penalty, on not more than sixty (60) days’ nor less than thirty (30) days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

C.      Independent Contractor. Except as otherwise provided herein or authorized by the Board from time to time, the Manager shall for all purposes herein be deemed to be an independent contractor and shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

D.      Amendment. This Agreement may be amended in writing by mutual consent, but the consent of the Fund, if required, must be obtained in conformity with the requirements of the 1940 Act and the rules thereunder.

E.      Notice. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at NYLIM Center, 169 Lackawanna Avenue, Parsippany, New Jersey 07054, Attention: Secretary; or (2) to the Fund at 51 Madison Avenue, New York, New York 10010, Attention: President.

F.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

G.      Use of Name. The Fund may use any name including the word MainStay or any derivative thereof for so long as this Agreement or any other agreement between the Manager or any other affiliate of New York Life Insurance Company and the Fund or any extension, renewal or amendment thereof remains in effect, including any similar agreement with any organization which shall have succeeded to the Manager’s business as investment adviser and/or administrator. At such time as such an agreement shall no longer be in effect, the Fund will (to the extent that it lawfully can) cease to use such name or any other name indicating that it is advised by or otherwise connected with the Manager or any organization that shall have so succeeded to its respective business.

H.      Captions and Headings. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

I.      Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

J.      Interpretation of Law. As used in this Agreement, terms shall have the same meaning as such terms have in the 1940 Act. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the ___ day of May, 2012. This Agreement may be signed in counterparts.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:___________________	By: _____________________
Name:	Name:
Title:	Title:

MAINSTAY DEFINEDTERM MUNICIPAL Opportunities FUND

Attest:_________________	By: ______________________
Name:	Name:
Title:	Title: